EXHIBIT 99.3

Summary of Final Terms for Carrel Compensation

COMPENSATION
Position	Chief Operating Officer and Chief Financial Officer

Term of Employment	At will employment. Employment may be terminated by Mark Carrel (“Carrel”) or Vital Images, Inc. Company (“the Company”), at any time.

Salary	$220,000 base salary.

Incentive Bonus

50% of base salary (pro-rated based upon initial start date of January 17, 2005) and will be based on achievement of a combination of both company and personal performance goals: corporate revenue—45% of incentive target; corporate profitability—30% of incentive target; and personal—25% of incentive target.

Long-Term Incentives

Stock Options Number of Shares Vesting Schedule	Option for 175,000 shares. Vests as to 28% on one-year anniversary of initial start date of January 17, 2005, and as to 2% per month thereafter.

Restricted Stock Number of Shares Vesting Schedule	30,000 shares Vests as to 25% on each one-year anniversary of initial start date of January 17, 2005.

Signing Bonus	$75,000 cash bonus payment. If Carrel leaves the Company voluntarily within six months after his start date, this signing bonus must be repaid to the Company.

Benefits

Carrel will be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other employees including: participation in the contributory health, dental and disability insurance; and participation in the Company 401(k) plan and Employee Stock Purchase Plan.

Time-Off	Carrel will receive twenty (20) days of vacation per year, and ten (10) paid holidays per year.

Severance

If Carrel is terminated without Cause or resigns for Good Reason, and provides an execution of a full release of claims, Carrel shall receive nine (9) months of severance pay based on his base salary at the time of termination, less any applicable withholdings or deductions, to be paid within ten (10) days after the expiration of any applicable rescission periods.

If Carrel is terminated following a Change in Control, for any reason other than death, “Cause,” “Disability” or “Retirement,” or if Carrel terminates his employment with the Company for any reason, including but not limited to, “Good Reason,” and the termination occurs either (i) within 12 months following a “Change in Control,” or (ii) before a change in control if his termination was a condition of the Change in Control or at the request or insistence of a “Person” related to the Change in Control, he would be entitled to a lump sum severance cash payment equal to his annual base salary in effect on the date of the Change in Control multiplied by two. In this event, Carrel would also be entitled to continuation of his participation in the Company’s employee welfare benefits in which he was eligible to participate in the 90-day period immediately preceding the Change in Control, for a period of 24 months following his termination. The amount of severance benefits received by Carrel will be reduced if they are excess parachute payments by the lesser of the amount that causes them not be excess parachute payments or the amount of the applicable excise tax, whichever reduction provides the largest net payment to Carrel.

Confidential Information and Intellectual Property	Carrel will execute the Company’s standard agreement regarding confidential information and protection of intellectual property.

Attorneys’ Fees	The Company shall reimburse Carrel for reasonable legal and tax advice expenses incurred in the negotiation, preparation and execution of the Employment Agreement.

Indemnification

Carrel shall be provided indemnification on terms no less favorable than that provided to any other Company executive officer or director, including, if applicable, appropriate directors and officers insurance.